Exhibit 21.1

LIST OF SUBSIDIARIES OF VERITEC, INC.

Name of Subsidiary                                                                                                Jurisdiction of Organization

VCode, Inc.                                                                                                           Delaware

Veritec Financial Systems, Inc.                                                                          Delaware

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